UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2016

HENNESSY CAPITAL ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

Delaware	001-37509	47-3913221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 900 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 300-8242

 Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Merger Agreement

On December 22, 2016, Hennessy Capital Acquisition Corp. II (“Hennessy Capital” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Daseke, Inc. (“Daseke”), HCAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Don R. Daseke, solely in his capacity as the Stockholder Representative thereunder.

The Merger Agreement provides for the acquisition by the Company of all of the outstanding capital stock of Daseke, through the merger of Merger Sub with and into Daseke, with Daseke surviving such merger as a direct wholly-owned subsidiary of the Company (the “Business Combination”).

Daseke may determine prior to the closing of the Business Combination, in accordance with the terms of the Merger Agreement, that, immediately after the effectiveness of the Business Combination, the surviving company shall be merged (the “LLC Sub Merger”) with and into a wholly-owned limited liability company subsidiary of Hennessy Capital (“LLC Sub”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly-owned subsidiary of Hennessy Capital. If Daseke makes this forward merger election, then LLC Sub shall be the surviving company following the Business Combination.

Total Merger Consideration

Upon consummation of the Business Combination, each share of Daseke common stock issued and outstanding immediately prior to such consummation (including shares of Daseke common stock issued upon conversion, on a one-for-one basis, of all outstanding Daseke preferred stock immediately prior to such consummation) will be cancelled and automatically converted into the right to receive a pro rata share of the Closing Merger Consideration (as defined below) and the Earn-Out Consideration (as defined below) (if any), each of which is payable entirely in newly issued shares of Hennessy Capital common stock.

Closing Merger Consideration. Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is (i) $626 million, subject to certain adjustments set forth in the Merger Agreement, including an increase for the positive amount of Daseke cash and a decrease for the aggregate amount of Daseke indebtedness, unpaid income taxes, unpaid Daseke transaction expenses and the Main Street and Prudential Consideration (as defined below), in each case as of the end of the day immediately preceding the closing date plus (ii) the number of shares equal to (a) 2,274,988 less (b) 50% of the Utilization Fee Shares (as defined below). The Closing Merger Consideration is payable entirely in stock, consisting of newly issued shares of Hennessy Capital common stock at a value of $10.00 per share.

Earn-Out Consideration. The Merger Agreement provides that, in addition to the Closing Merger Consideration, Daseke stockholders will be entitled to receive additional contingent consideration (the “Earn-Out Consideration”) of up to an additional 15.0 million shares of Hennessy Capital common stock (with up to 5.0 million shares payable annually with respect to 2017, 2018 and 2019 performance). The full Earn-Out Consideration is only payable if (i) the annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) of Daseke and its subsidiaries for the fiscal years ending December 31, 2017, 2018 and 2019 is at least $140 million, $170 million and $200 million, respectively, and (ii) the closing share price of Hennessy Capital common stock is at least $12.00, $14.00 and $16.00 for any 20 trading days within any consecutive 30-trading day period during the fiscal years ending December 31, 2017, 2018 and 2019, respectively. For each year, the 5.0 million earn-out shares shall be prorated to the extent the annualized Adjusted EBITDA (giving effect to acquisitions) of Daseke and its subsidiaries exceeds 90%, but represents less than 100%, of the applicable earn-out target.

Representations, Warranties and Covenants

Under the Merger Agreement, Daseke, on the one hand, and the Company, on the other hand, each made customary representations, warranties and covenants for transactions of this nature as of the date of such agreement or other specific dates. The representations and warranties made by Daseke and Hennessy Capital to each other in the Merger Agreement will not survive the consummation of the Business Combination.

The assertions embodied in those representations, warranties and covenants were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules and annexes attached thereto, which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors.  The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.  The Company does not believe that the disclosure schedules contain information that is material to an investment decision.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Shelf Registration Rights

Pursuant to the Merger Agreement, Hennessy Capital has agreed to file, after the closing of the Business Combination, a resale shelf registration statement on Form S-3 (or if then ineligible to use such form, then any other available form of registration statement) to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of the Company’s common stock issued to Daseke common stockholders in connection with the Business Combination. The Company has agreed to use commercially reasonable efforts to cause such registration statement to become effective no later than 180 days after the closing of the Business Combination. The Company has agreed to pay the reasonable fees and expenses of one legal counsel to represent the interests of the Daseke stockholders in connection with the Shelf Registration Statement. There are no penalties associated with delays in registering such shares of the Company’s common stock under the Merger Agreement. The Merger Agreement also provides that the Company will enter into an amended and restated registration rights agreement with certain Daseke stockholders, including Daseke preferred stockholders, and certain additional parties. See “Registration Rights Agreement” below.

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of customary conditions by the respective parties, including the approval of the Merger Agreement and the Business Combination by the Company’s stockholders and the completion of the Redemption Offer (as defined below). Other closing conditions include, among others: (i) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (ii) the shares of Company common stock to be issued in the Business Combination having been approved for listing on The NASDAQ Capital Market, subject to official notice of issuance; (iii) the approval and election, or appointment, effective as of the closing of the Business Combination, to the Company’s board of directors of Don R. Daseke, Brian Bonner, Ron Gafford, Mark Sinclair and R. Scott Wheeler; (iv) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) remaining after the closing of the Redemption Offer; (v) the sale of $65.0 million of the Company’s Series A Convertible Preferred Stock (at a purchase price of $100.00 per share) in a private placement (the “Preferred Financing”) and the purchase of shares of the Company’s common stock pursuant to the Backstop Commitment (as defined below) (to the extent utilized) each having been completed; (vi) Daseke having obtained an opinion of counsel that the Business Combination, or, if applicable, the Business Combination together with the LLC Sub Merger, will qualify for the intended tax-free reorganization treatment; (vii) Daseke being in compliance with the terms of the Main Street and Prudential Agreement (as defined below); (viii) a waiver by each Daseke stockholder that has a right of first refusal with respect to any offer to purchase shares of Daseke’s capital stock that may apply as a result of the transactions contemplated by the Merger Agreement, including the Business Combination, of such right; (ix) the Debt Financing (as defined below) having been funded pursuant to the Debt Financing Commitment (as defined below); (x) no Material Adverse Effect (as defined in the Merger Agreement) having occurred since December 22, 2016; (xi) entry by the Company into the Registration Rights Agreement (see “Registration Rights Agreement” below); and (xii) Daseke’s directors and executive officers and persons that beneficially own at least 1% of Daseke’s common stock immediately prior to the consummation of the Business Combination entering into a lock-up agreement (see “Lock-Up Agreements” below).

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to closing, including by either party if the transactions contemplated by the Merger Agreement have not been completed by June 30, 2017; provided that the party seeking to terminate shall not have breached in any material respect its obligations thereunder in any manner that has proximately caused the failure to consummate the Business Combination. If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any knowing or intentional breach of the Merger Agreement.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Redemption Offer

Pursuant to the Company’s amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, the Company will be providing its stockholders who hold shares acquired in the Company’s July 2015 initial public offering (the “IPO”) with the opportunity to redeem, upon the closing of the Business Combination, their shares of Company common stock for cash equal to their pro rata share of the aggregate amount on deposit as of two (2) business days prior to the consummation of the Business Combination in the Company’s trust account (which holds the proceeds of the Company’s IPO, less taxes payable or amounts released to the Company for working capital) (the “Redemption Offer”). For illustrative purposes, based on funds in the trust account of approximately $199.7 million on September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00.

Common Stock Backstop and Subscription Agreement

On December 22, 2016, the Company entered into Backstop and Subscription Agreements (each, a “Backstop and Subscription Agreement”) with certain institutional accredited investors, pursuant to which such investors have agreed to purchase up to $35.0 million in shares of Hennessy Capital common stock (as and to the extent requested by the Company) through one or more of (x) open market or privately negotiated transactions with third parties (including forward contracts), (y) a private placement with consummation concurrent with that of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, in order to help ensure that the Company receives sufficient funds from its trust account after redemptions to (among other things) fund the Main Street and Prudential Consideration (as defined below) (the “Backstop Commitment”). Each investor of the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth in the Company’s preliminary proxy statement filed on December 22, 2016 with the Securities and Exchange Commission (the “SEC”) and related definitive proxy statement, when available, relating to the Redemption Offer and the Business Combination. Each investor of the Backstop Commitment has also agreed not to transfer any Hennessy Capital common stock that it acquires pursuant to the Backstop Commitment until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Merger Agreement. In consideration for the Backstop Commitment, the investors of the Backstop Commitment have received a cash commitment fee of $1,400,000 in the aggregate and, upon closing of the Business Combination, such investors will be entitled to receive, in the aggregate, up to 391,892 “Utilization Fee Shares” (which shares will be prorated to the extent less than the full $35.0 million commitment amount is utilized), consisting of newly issued shares of Hennessy Capital common stock. Concurrently with such issuance of Utilization Fee Shares, an identical number of shares of Hennessy Capital common stock issued prior to the IPO (“founder shares”) will be forfeited by the Company’s sponsor, Hennessy Capital Partners II LLC (the “Sponsor”), and cancelled. A form of the Backstop and Subscription Agreement is filed with this Report as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Backstop and Subscription Agreement is qualified in its entirety by reference thereto.

Preferred Stock Subscription Agreement

On December 22, 2016, the Company entered into subscription agreements (each, a “Preferred Subscription Agreement”) with certain institutional accredited investors, pursuant to which such investors have agreed to acquire $65.0 million of the Company’s Series A Convertible Preferred Stock (at a purchase price of $100.00 per share) in a private placement concurrently with the consummation of the Business Combination. The terms, rights, obligations and preferences of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of the Company, a form of which is attached as Exhibit A to the Preferred Subscription Agreement and will be filed with the proposed Second Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware upon the closing of the Business Combination. A form of the Preferred Subscription Agreement is filed with this Report as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the Preferred Subscription Agreement is qualified in its entirety by reference thereto.

Founder Voting and Support Agreement

On December 22, 2016, the Sponsor and each of the current officers and current directors and an advisor of the Company, in each case, that hold founder shares (collectively, the “Initial Hennessy Stockholders”) entered into a Voting and Support Agreement with Daseke (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, the Initial Hennessy Stockholders have agreed, among other things, to vote all of the shares of the Company common stock held by the Initial Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) (i) in favor of the adoption of the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any obligations or agreements contained in the Merger Agreement; (iii) in favor of the proposals set forth in the Company’s preliminary proxy statement filed on December 22, 2016 with the SEC and related definitive proxy statement, when available, relating to the Redemption Offer and the Business Combination; and (iv) against alternative proposals or transactions to the Business Combination.

The Voting and Support Agreement generally prohibits the Initial Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of the Company’s common stock prior to the termination of such agreement. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of Daseke and the Initial Hennessy Stockholders, (ii) the closing of the Business Combination or (iii) the termination of the Merger Agreement in accordance with its terms. A copy of the Voting and Support Agreement is filed with this Report as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the Voting and Support Agreement is qualified in its entirety by reference thereto.

Main Street and Prudential Agreement

On December 22, 2016, the Company entered into a letter agreement (the “Main Street and Prudential Agreement”) with Daseke; The Walden Group, Inc., a Delaware corporation that is the largest Daseke stockholder and is expected to be the largest stockholder of the combined company following the Business Combination (“Walden Group”); Main Street Capital II, LP, Main Street Mezzanine Fund, LP and Main Street Capital Corporation, each of which is a Daseke stockholder of record (collectively, “Main Street”); and Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management Fund IV, L.P., each of which is a Daseke stockholder of record (collectively, “Prudential”). Pursuant to the Main Street and Prudential Agreement, Daseke, Walden Group, Main Street and Prudential have agreed, subject to the conditions set forth therein, to, among other things:

•	waive any and all right and option to exercise the right of first refusal as provided in Section 1 of the Amended and Restated Investment Side Letter (the “Investment Side Letter”), dated October 2, 2014, by and among Daseke, Walden Group, Main Street and Prudential in connection with any transfer of Securities (as defined in the Investment Side Letter) deemed to have occurred pursuant to the Business Combination or the transactions contemplated by the Merger Agreement and the Main Street and Prudential Agreement;

•	terminate the Investment Side Letter and the other side letters between Daseke and Walden Group and Main Street and Prudential, in each case upon the satisfaction of the conditions set forth therein; and
•	subject to the terms and conditions set forth therein, waive any and all right and option of Main Street and Prudential to exercise the put option set forth in the Investment Side Letter as a result of the closing of the Business Combination and the payoff of the Original Notes and the Main Street Notes (each as defined in the Investment Side Letter).

Main Street and Prudential have also agreed to consent to the Business Combination.

Hennessy Capital and Daseke, in turn, have agreed, subject to the conditions set forth in the Main Street and Prudential Agreement, that:

•	Hennessy Capital will purchase, immediately prior to closing of the Business Combination, all of the shares of Daseke common stock held by Main Street and Prudential for consideration in an aggregate amount equal to the greater of (i) $35.0 million and (ii) an amount equal to the product of (x) the total number of shares of Hennessy Capital common stock that Main Street and Prudential would have received in the aggregate in the Business Combination in exchange for their Daseke common stock had such shares of Daseke common stock not been repurchased by Hennessy Capital pursuant to the Main Street and Prudential Agreement, and (y) $10.00 (the “Main Street and Prudential Consideration”). The first $25.0 million of such aggregate consideration is payable in cash, with the remaining portion of such aggregate consideration consisting of newly issued shares (at a value of $10.00 per share) of Hennessy Capital common stock (subject to certain adjustments discussed below). Such consideration will be paid or issued, as applicable, at the closing of the Business Combination;
•	The cash consideration to be paid to Main Street and Prudential will be increased by an amount equal to the amount of cash in Hennessy Capital’s trust account that is not used to satisfy the Redemption Offer, and any such increase will proportionately reduce the stock consideration to be issued to Main Street and Prudential (at a value of $10.00 per share) pursuant to the Main Street and Prudential Agreement;
•	Hennessy Capital will also have the option, in its sole discretion, to increase the cash consideration to be paid to Main Street and Prudential and to proportionately reduce the stock consideration to be issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement;
•	With respect to any shares of Hennessy Capital common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, Hennessy Capital will use its reasonable best efforts to register such shares within 60 days but in no event later than 90 days of the closing of the Business Combination in accordance with the terms of the Registration Rights Agreement (as defined below);
•	Hennessy Capital will not require, and will use reasonable best efforts to cause underwriters to not require, Main Street and Prudential to agree to any lock up agreement, market standoff agreement or holdback agreement;
•	Hennessy Capital will use reasonable best efforts to facilitate the sale of the shares of Hennessy Capital common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, and upon the earlier to occur of (i) such time that all of such shares have been sold and (ii) the date that is 120 days after the closing of the Business Combination, Hennessy Capital shall, except for with respect to unsold shares that Main Street and Prudential elect to retain, pay to Main Street and Prudential an amount equal to the negative difference between the proceeds received from such sales and what would have been received if each sale had been consummated at $10 per share;

•	if Main Street and Prudential are issued any shares of common stock of Hennessy Capital pursuant to the Main Street and Prudential Agreement, Hennessy Capital will pay a $500,000 fee to Main Street and Prudential;
•	the Merger Agreement will not be amended, and no provision thereunder will be waived, in any manner that is material and adverse to Main Street and Prudential, and the Registration Rights Agreement will not be changed prior to its execution by the parties contemplated to be parties thereto in a manner that is material and adverse to Main Street and Prudential, in each case without the prior written consent of Main Street and Prudential; and
•	Hennessy Capital will pay all of the reasonable fees and expenses of Main Street’s and Prudential’s legal counsel incurred in connection with the Main Street and Prudential Agreement and related documentation and the registration of any Hennessy Capital common stock issued pursuant to the Main Street and Prudential Agreement.

The Main Street and Prudential Agreement will automatically terminate if the closing of the Business Combination has not occurred on or before June 30, 2017.

The Main Street and Prudential Agreement is filed with this Report as Exhibit 10.4 hereto and is incorporated herein by reference, and the foregoing description of the Main Street and Prudential Agreement is qualified in its entirety by reference thereto.

Sponsor Share Forfeiture Agreement

On December 22, 2016, the Sponsor, the Company and Daseke entered into the Sponsor Share Forfeiture Agreement, pursuant to which the Sponsor agreed to the forfeiture of 50% of its founder shares of Hennessy Capital common stock for the benefit of Daseke stockholders. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the Utilization Fee Shares to the Company for cancellation, and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. The Sponsor has also agreed in the Sponsor Share Forfeiture Agreement that it will not, directly or indirectly, transfer or otherwise dispose of the founder shares to be so forfeited prior to the closing of the Business Combination.

The Sponsor Share Forfeiture Agreement is filed with this Report as Exhibit 10.5 hereto and is incorporated herein by reference, and the foregoing description of the Sponsor Share Forfeiture Agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

At the closing of the Business Combination, the Company will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with each of the Initial Hennessy Stockholders, Don R. Daseke, Walden Group, Main Street, Prudential, the former holders of Daseke Series B preferred stock, the Preferred Financing investors and the Backstop Commitment investors. In this “Registration Rights Agreement” section, each of the parties to the Registration Rights Agreement (other than the Company) is referred to as a “Restricted Stockholder.”

Resale Shelf Registration Statement.

Pursuant to the Registration Rights Agreement, the Company has agreed to file, as soon as reasonably practicable (but in any event no later than 90 days) after closing of the Business Combination, a resale shelf registration statement on Form S-3 (the “Shelf Registration Statement”), for the benefit of the Restricted Stockholders, to register (i) the shares of Hennessy Capital common stock issued to Daseke stockholders upon closing of the Business Combination as part of the Closing Merger Consideration, (ii) the founder shares held by the Initial Hennessy Stockholders, (iii) the placement warrants (including any shares of the Company’s common stock issued or issuable upon the exercise of such placement warrants), (iv) the shares of Series A Convertible Preferred Stock issued in the Preferred Financing (including any shares of the Company’s common stock issued or issuable upon conversion of such preferred shares), (v) the shares of the Company’s common stock issued to Backstop Commitment investors as Utilization Fee Shares or in a private placement by the Company pursuant to the Backstop and Subscription Agreement and (vi) any shares of the Company’s common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement. In addition, the Company intends to register the shares issuable upon the exercise of the public warrants in the Shelf Registration Statement. The Company is obligated to use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC within 180 days following the closing of the Business Combination, and to use best efforts to maintain the Shelf Registration Statement continuously effective under the Securities Act, subject to certain permitted blackout periods, until the earliest to occur of (a) 36 months after the effective date of the Shelf Registration Statement, (b) the date on which all the equity securities covered by the Shelf Registration Statement have been sold or distributed or (c) the date on which the equity securities covered by the Shelf Registration Statement first become eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder. There are no penalties associated with delays in registering such securities under the Shelf Registration Statement.

Certain Restricted Stockholders (consisting of the Initial Hennessy Stockholders, investors in the Preferred Financing, investors in the Backstop Commitment, Don R. Daseke, Walden Group, Main Street, Prudential, Joseph Kevin Jordan, Daseke Trucking Preferred, LP, Gekabi Capital Management, LP, VCA Daseke LP and Daniel Wirkkala) (each such person, a “Demand Right Holder”) will have the right, subject to certain conditions, to demand an underwritten offering of their equity securities. Except for underwritten offering demands by Main Street and Prudential, which shall be unlimited, the Company is not obligated to effect more than (i) two underwritten offerings for Don R. Daseke and Walden Group (taken together) or (ii) one underwritten offering for the other Demand Right Holders (acting individually), in each case less any demand registrations initiated by such person.

In addition, the Company is also not obligated to effect any underwritten offering demand unless the minimum aggregate offering price is at least $5.0 million. This minimum aggregate offering price does not apply to underwritten offering demands by Main Street or Prudential.

Demand Rights.

If (a) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the closing of the Business Combination or (b) at any time during the 24 month period following the effective date of the Shelf Registration Statement, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), the Demand Right Holders will have the right, subject to certain conditions, to require the Company by written notice to prepare and file a registration statement registering the offer and sale of a certain number of registrable securities (which offering may, in certain cases, be in the form of an underwritten offering). Except for demand registrations initiated by Main Street and Prudential, which shall be unlimited, the Company is not obligated to effect more than (i) two demand registrations for Don R. Daseke and Walden Group (taken together) or (ii) one demand registration for the other Demand Right Holders (acting individually), in each case less any underwritten shelf offerings initiated by such person.

In addition, the Company is also not obligated to effect any demand registration in the form of an underwritten offering unless the minimum aggregate offering price is at least $5.0 million (if on Form S-3) or at least $25.0 million (if the Company is not eligible to use Form S-3 or any successor form or similar short-form registration). The minimum aggregate offering price does not apply to demand registrations initiated by Main Street or Prudential.

Piggyback Rights.

If (a)(i) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the closing of the Business Combination or (ii) at any time during the 24 month period following the effective date of the Shelf Registration Statement, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), and (b) the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of stockholders of the Company (other than those an offering pursuant to a registration statement on a form that does not permit registration for resale by the Restricted Stockholders), then the Restricted Stockholders will have customary piggyback registration rights that allow them to include their equity securities in any such registration statement. In addition, if the Company proposes to effect an underwritten offering for its own account or for the account of stockholders of the Company, then the Restricted Stockholders will have customary piggyback rights that allow them to include their equity securities in such underwritten offering, subject to proportional cutbacks based on the identity of the party initiating such offering.

Limitations; Expenses; Indemnification.

These registration rights are subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten public offering and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration and sale of its equity securities held by the Restricted Stockholders. In addition, the Company will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demand Right Holders initiating a demand registration. Under the Registration Rights Agreement, the Company has agreed to indemnify the Restricted Stockholders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the Restricted Stockholders, severally and individually, has agreed to indemnify the Company against any losses or damages caused by such Restricted Stockholder’s misstatements or omissions in those documents.

A form of the Registration Rights Agreement is filed with this Report as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreements

At the closing of the Business Combination, Daseke’s directors and executive officers and persons that beneficially own at least one percent (1%) of Daseke’s common stock immediately prior to the consummation of the Business Combination each will enter into a 180-day lock-up agreement (except for (x) Daseke Trucking Preferred, LLC and Gekabi Capital Management, LP, for which such lock-up period will be 120 days post-closing, and (y) Don R. Daseke and his affiliates, including Walden Group, for which such lock-up period will be three years post-closing) with the Company with respect to the shares of the Company’s common stock received by such person as part of the Closing Merger Consideration (the “lock-up shares”). Pursuant to the lock-up agreements, each party will agree that for its respective lock-up period, such party will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any lock-up shares of such party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up shares of such party, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, Don R. Daseke and his affiliates, including Walden Group, may transfer up to 10% of his or its lock-up shares of Hennessy Capital stock to a charity or educational institution to the extent such transfer does not involve a disposition for value and such transferee agrees to be bound by the terms and conditions of the lock-up agreement until the 180th day after such transferee receives such shares. Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to, among other persons, its equity holders or other affiliates or immediate family members, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the lock-up agreement applicable to such lock-up shares.

A form of the lock-up agreement is filed with this Report as Exhibit 10.7 hereto and is incorporated herein by reference, and the foregoing description of the lock-up agreement is qualified in its entirety by reference thereto.

Debt Commitment Letter

In connection with the transactions contemplated by the Merger Agreement, Hennessy Capital entered into a debt commitment letter and related fee letter dated as of December 22, 2016 (collectively, the “Term Loan Commitment Letter”) with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS AG, Stamford Branch and UBS Securities LLC, providing for a proposed new seven-year, $350.0 million senior secured term loan facility under a loan agreement to be entered into substantially concurrently with the closing of the Business Combination with Merger Sub, initially, and Daseke, upon consummation of the Business Combination, as borrower (the “Term Loan Borrower”), Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders party thereto. The Term Loan Facility will consist of (i) a $250.0 million term loan funded on the closing date of the Term Loan Facility (the “Closing Date Term Loan”), and (ii) up to $100.0 million of term loans to be funded from time to time on or after the closing date of the Business Combination for a 12-month period thereafter under a delayed draw term loan facility (the “Delayed Draw Term Loans” and, together with the Closing Date Term Loan, the “Term Loan Facility”).  Additionally, the size of the Term Loan Facility could increase from time to time pursuant to an uncommitted incremental facility by up to the sum of (a) a fixed dollar amount to be determined and (b) an unlimited amount, which availability is based on a leverage ratio-based formula. Term loans under the Term Loan Facility will bear interest at rates based upon, at the Term Loan Borrower’s election from time to time, either a base rate plus an applicable margin, subject to a base rate floor, or adjusted LIBOR rate plus an applicable margin, subject to a LIBOR floor. The Term Loan Facility will contain a financial covenant requiring the Company to maintain a consolidated total leverage ratio at all times of less than or equal to an amount (with step-downs) to be determined. The Company’s consolidated total leverage ratio will be defined as the ratio of (1) consolidated total debt minus unrestricted cash and cash equivalents and cash and cash equivalents restricted in favor of the administrative agent and the lenders not to exceed an amount to be agreed, to (2) the Company’s consolidated EBITDA for the trailing 12 month period (with add-backs permitted to consolidated EBITDA to be agreed, including in respect of synergies and cost-savings reasonably identifiable and factually supportable that are anticipated to be realized in an aggregate amount not to exceed a specified threshold and subject to other customary limitations).

The commitment to provide the Term Loan Facility is subject to certain representations, warranties, covenants and closing conditions, including, but not limited to (A) satisfactory evidence that (i)  the contribution of cash consideration to the Company contemplated by the Term Loan Commitment Letters shall have been consummated prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities, (ii) the refinancing of certain existing indebtedness of Daseke and its subsidiaries shall have occurred prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities, (iii) the proposed $70.0 million amended and restated senior secured asset-based revolving credit facility shall be effective concurrently with the initial borrowings under the Term Loan Facility and (iv) the arrangers of the Term Loan Facility shall have been afforded a marketing period of at least 15 consecutive business days (commencing no earlier than January 9, 2017 and ending no later than the business day immediately prior to the closing date of the Term Loan Facility) commencing upon receipt of the required financial statements and projections, to syndicate the Term Loan Facility; (B) the negotiation of definitive documentation for the Term Loan Facility; and (C) other customary closing conditions. Daseke will pay customary fees and expenses in connection with the Term Loan Commitment Letter and the Term Loan Facility, and, subject to customary exceptions, the Company will indemnify the lenders for certain losses incurred by the lenders in connection with the transactions contemplated by the Term Loan Commitment Letter.

The Term Loan Commitment Letter is filed with this Report as Exhibit 10.8 hereto and is incorporated herein by reference, and the foregoing description of the Term Loan Commitment Letter is qualified in its entirety by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of common stock issuable as part of the Total Merger Consideration pursuant to the Merger Agreement, the shares of Series A Convertible Preferred Stock of the Company (including the shares of Company common stock issuable upon conversion thereof) to be issued in the Preferred Financing and the shares of common stock issuable in the Backstop Commitment will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Daseke has engaged Bill Durham to serve as the purchaser representative for two stockholders of Daseke who are not “accredited investors,” which purchaser representative meets all of the conditions set forth in Rule 501(i) of Regulation D, as required to comply with applicable federal securities laws in connection with the issuance of shares of Company common stock to these two Daseke stockholders in the Business Combination. Mr. Durham is a registered investment adviser, is personally invested in Daseke via VCA Daseke, LP, a single purpose entity created exclusively to invest in Daseke (which owns approximately 6.8% of Daseke's Series B Convertible Preferred Stock), currently has observation rights for the Daseke board of directors and does not otherwise have any business or other significant relationships with Daseke or Don R. Daseke.

Additional Information About the Proposed Business Combination and Where to Find It

The proposed Business Combination will be submitted to stockholders of the Company for their consideration. The Company has filed with the SEC a preliminary proxy statement on December 22, 2016 (and intends to file with the SEC a definitive proxy statement) in connection with the Business Combination and related matters and will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the Business Combination. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with the Company’s solicitation of proxies for its special meeting of stockholders to be held to approve the Business Combination and related matters, because these documents will contain important information about the Company, Daseke and the Business Combination. Stockholders may also obtain a copy of the proxy statement as well as other documents filed with the SEC by the Company, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary, 700 Louisiana Street, Suite 900, Houston, Texas 77002, or by telephone at (713) 300-8242.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed Business Combination. Information regarding the Company’s directors and executive officers is available in the Company’s preliminary proxy statement filed by the Company with the SEC on December 22, 2016. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in connection with the Business Combination are contained in the preliminary proxy statement, which can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, without limitation, statements regarding the anticipated benefits of the Business Combination, the future financial performance of the Company following the Business Combination, changes in the market for Daseke’s services, potential future acquisitions and other growth strategies and opportunities, and are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Daseke or the Company following announcement of the proposed Business Combination and related transactions; (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company, consummate the anticipated debt financing or satisfy other conditions to the closing of the Business Combination; (4) the ability to obtain or maintain the listing of the Company’s common stock on the NASDAQ Capital Market following the Business Combination; (5) the risk that the proposed Business Combination disrupts the parties’ current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that Daseke or the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement to be filed by the Company in connection with the Business Combination, including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

No Offer or Solicitation of Securities

This Report does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

Number	Description

2.1†	Merger Agreement, dated as of December 22, 2016, by and among Hennessy Capital Acquisition Corp. II, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative.

10.1	Form of Backstop and Subscription Agreement by and among Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and the investor(s) party thereto.

10.2	Form of Subscription Agreement for 7.625% Series A Convertible Preferred Stock by and among Hennessy Capital Acquisition Corp. II and the investor(s) party thereto (including the form of Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (f/k/a Hennessy Capital Acquisition Corp. II) attached as Exhibit A thereto).

10.3	Voting and Support Agreement, dated as of December 22, 2016, by and among Daseke, Inc., Hennessy Capital Partners II LLC and the other initial stockholders of Hennessy Capital Acquisition Corp. II set forth therein.

10.4	Letter Agreement, dated as of December 22, 2016, by and among Hennessy Capital Acquisition Corp. II, Daseke, Inc., The Walden Group, Inc. Prudential Capital Partners IV, L.P., Prudential Capital Partners Management Fund IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P., Main Street Capital Corporation, Main Street Capital II, LP and Main Street Mezzanine Fund, LP.

10.5	Sponsor Share Forfeiture Agreement, dated as of December 22, 2016, by and between Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and Daseke, Inc.

10.6	Form of Amended and Restated Registration Rights Agreement to be entered into by and among Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and the investors to be named therein.

10.7	Form of Lock-Up Agreement to be entered into by and between Hennessy Capital Acquisition Corp. II and the stockholders named therein.

10.8	Commitment Letter, dated as of December 22, 2016 by and among Hennessy Capital Acquisition Corp. II and Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS AG, Stamford Branch and UBS Securities LLC.

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† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2016	HENNESSY CAPITAL ACQUISITION CORP. II

	By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Description

2.1†	Merger Agreement, dated as of December 22, 2016, by and among Hennessy Capital Acquisition Corp. II, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative.

10.1	Form of Backstop and Subscription Agreement by and among Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and the investor(s) party thereto.

10.2	Form of Subscription Agreement for 7.625% Series A Convertible Preferred Stock by and among Hennessy Capital Acquisition Corp. II and the investor(s) party thereto (including the form of Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (f/k/a Hennessy Capital Acquisition Corp. II) attached as Exhibit A thereto).

10.3	Voting and Support Agreement, dated as of December 22, 2016, by and among Daseke, Inc., Hennessy Capital Partners II LLC and the other initial stockholders of Hennessy Capital Acquisition Corp. II set forth therein.

10.4	Letter Agreement, dated as of December 22, 2016, by and among Hennessy Capital Acquisition Corp. II, Daseke, Inc., The Walden Group, Inc. Prudential Capital Partners IV, L.P., Prudential Capital Partners Management Fund IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P., Main Street Capital Corporation, Main Street Capital II, LP and Main Street Mezzanine Fund, LP.

10.5	Sponsor Share Forfeiture Agreement, dated as of December 22, 2016, by and between Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and Daseke, Inc.

10.6	Form of Amended and Restated Registration Rights Agreement to be entered into by and among Hennessy Capital Acquisition Corp. II, Hennessy Capital Partners II LLC and the investors to be named therein.

10.7	Form of Lock-Up Agreement to be entered into by and between Hennessy Capital Acquisition Corp. II and the stockholders named therein.

10.8	Commitment Letter, dated as of December 22, 2016 by and among Hennessy Capital Acquisition Corp. II and Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS AG, Stamford Branch and UBS Securities LLC.

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† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.